Exhibit 10.2

First Amendment

to Amended and Restated Severance Agreement

WHEREAS, Edge Petroleum Corporation (the “Company”) and                            (“Employee”) previously entered into a Severance Agreement and most recently amended such agreement as of the date stated therein (as amended, the “Amended and Restated Severance Agreement”); and

WHEREAS, the Company and Employee wish to further amend the Amended and Restated Severance Agreement regarding “Welfare Benefit Coverage”; and

WHEREAS, in consideration for Employee’s agreement to enter into this First Amendment to the Amended and Restated Severance Agreement, the Company will, upon the occurrence of a Change of Control (as defined in Section 1(b) of the Amended and Restated Severance Agreement and further clarified in this Amendment), automatically vest any Restricted Stock Award that is outstanding as of the date of such Change of Control.

NOW THEREFORE, in consideration of the mutual promises set forth in this amendment, the Company and Employee, intending to be legally bound, hereby agree as follows, all effective as of July 14, 2008.

1.             Paragraph 1(b) of the Amended and Restated Severance Agreement is amended by deleting subparagraph (i) and replacing it with the following paragraph:

“(i)          The Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction which for the avoidance of doubt, applies to (A) and (B), the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;”

2.             Paragraph 1(k) of the Amended and Restated Severance Agreement is deleted.

3.             Paragraphs 3(d) and 3(e), respectively, of the Amended and Restated Severance Agreement are redesignated as Paragraphs 3(f) and 3(g), respectively.

4.             Paragraph 3(c) of the Amended and Restated Severance Agreement is amended by deleting that Paragraph in its entirety and replacing it with the following Paragraphs:

“(c)         Employee and, if applicable, his or her eligible dependents who are covered under the Company’s medical, dental or vision plans (collectively, the “Company Group Health Plans”) as of the date on which Employee’s Involuntary Termination occurs shall be entitled to elect to continue coverage under the Company Group Health Plans in accordance with section 4980B of the Code and sections 601-607 et seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), or similar provisions of applicable state continuation coverage laws.  If and to the extent that Employee and/or his or her eligible dependents elect COBRA coverage then, during the Continuation Period (defined below), Employee and, if applicable, his or her covered dependents shall be required to pay the active employee rates applicable to similarly situated active employees for the applicable type and level of coverage under the applicable Company Group Health Plans (the “Employee Contribution”) and the Company shall pay the remainder of any required premium for the Continuation Period.  For purposes of this Agreement, the “Continuation Period” shall be the period commencing on the date of Employee’s Involuntary Termination and ending on the earliest to occur of (i) the expiration of eighteen months after Employee’s Involuntary Termination (or any additional period required pursuant to applicable federal or state law), (ii) the date Employee or, if applicable, his or her covered dependents, is eligible for medical, dental or vision coverage, as applicable, under another employer-provided group health plan (with Employee being obligated hereunder to report such eligibility to the Company within 30 days and certify eligibility for payments hereunder promptly upon request of the Company), or (iii) the date on which COBRA coverage (or applicable state continuation coverage, if applicable) terminates.  The amount and due dates for such payment shall be communicated to Employee and, if applicable, his or her eligible dependents within 44 days of the date of Employee’s Involuntary Termination.  The foregoing is intended to reflect financial agreements between Employee and the Company and shall not be construed to limit Employee’s rights under COBRA.  The Continuation Period shall run concurrently with the required COBRA continuation coverage period (and any period of state continuation coverage required by applicable law) and shall not extend any person’s COBRA continuation coverage period (or period of state continuation coverage).

(d)                                 If the Continuation Period expires pursuant to Section 3(c)(i) above, then following the expiration of the Continuation Period, if and to the extent that Employee, and, where applicable, Employee’s covered dependents were covered by the Company Group Health Plans immediately prior to termination of the Continuation Period and are not eligible for medical, dental or vision coverage, as applicable, under another employer-provided group health plan, Employee shall be entitled to receive a cash lump sum payment equal to eighteen times the monthly amount, if any, that the Company or its successor (or any parent or affiliate of the Company or its successor), as applicable, pays to subsidize employee medical, dental or vision coverage, as applicable, for similarly situated active employees and their dependents for the type and level of coverage that was being provided to Employee and his or her covered dependents, if applicable, under the Company Group Health Plans (as COBRA coverage) immediately prior to the end of the Continuation Period (the “Company Subsidy Amount”) based on the Company subsidy rates in effect in the month immediately prior to the expiration of the Continuation Period.  Payment of such Company Subsidy Amount shall be made within 30 days of the expiration of the Continuation Period.

(e)                                  In lieu of any Company-provided continued life insurance or accidental death and dismemberment coverage following Employee’s Involuntary Termination, Employee shall receive a payment of $2,000.  If Employee’s Involuntary Termination occurs after December 31, 2008, the payment required under this Paragraph 3(e) shall be paid in a lump sum within 15 days following Employee’s Involuntary Termination.  If Employee’s Involuntary Termination occurs on or prior to December 31, 2008, the payment required under this Paragraph 3(e) shall be paid (i) in monthly payments of $200, payable each month beginning with the month in which the Involuntary Termination occurs and ending with December 31, 2008 and (ii) a lump sum payment of the positive difference between (A) $2,000 and (B) the aggregate payments made during 2008 under subparagraph (i), which lump sum payment shall be made in January, 2009.”

5.             Paragraph 6(c) of the Amended and Restated Severance Agreement is amended by substituting the phrase “except as provided in Paragraph 3(c), (d) or (e) hereof” for the phrase “except as provided in Paragraph 3(c) hereof”.

6.             Voluntary Execution of Agreement.  Employee acknowledges that he or she has carefully read and fully understand all of the terms of this First Amendment to the Amended and Restated Severance Agreement, has had sufficient time to consult with counsel of his or her choice, and that he or she enters into this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED SEVERANCE AGREEMENT ON THE 14th DAY OF JULY, 2008.

EDGE PETROLEUM CORPORATION

By:	/s/ John W. Elias
John W. Elias
Chairman, President and
Chief Executive Officer

EMPLOYEE

By:

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